FOR IMMEDIATE RELEASE
December 31, 1999

                       UGLY DUCKLING ANNOUNCES DIVESTITURE
               OF CYGNET DEALER FINANCE SUBSIDIARY FOR $38 MILLION

PHOENIX - December 31, 1999 - Ugly Duckling Corporation (Nasdaq: UGLY), the largest and fastest growing used car sales company focused exclusively on the sub-prime market, today announced it has sold its Cygnet Dealer Finance (CDF) subsidiary to an entity controlled by Ernest C. Garcia II, Chairman and principal shareholder of Ugly Duckling Corporation, for approximately $37.5 million, the estimated book value of the Company's investment in CDF.

CDF provides receivable backed financing to small, independent buy here-pay here dealers throughout the country. "While we believe CDF is a very good business with excellent potential, we believe that we are better off focusing our management and capital on continuing to build the country's largest chain of used car dealerships targeted exclusively to the sub-prime market. Our core business has tremendous growth potential and we are focused on exploiting that potential," said Greg Sullivan, Chairman and Chief Executive Officer of Ugly Duckling Corporation.

"In this regard, we recently completed a process in which Cygnet Financial Services (CFS), which acquired economic interests in distressed sub-prime auto portfolios and serviced those portfolios, was absorbed into the loan servicing operations of Ugly Duckling. We closed CFS's loan servicing operations in Nashville and Denver, consolidating all CFS loan servicing into Dallas, where Ugly Duckling already has a loan servicing center," Mr. Sullivan concluded. "The divestiture of CDF completes the process and enables management and the investment community to focus exclusively on our core business."

The purchase price of CDF was paid through the assumption by the buyer of approximately $8 million of outstanding debt owed by the Company to Verde
Investments, Inc., an affiliate of Mr. Garcia; a $12 million, ten-year promissory note from the buyer to the Company that is guaranteed by Verde; and the remainder in cash. The $12 million note is subordinate to senior secured financing to CDF and senior to the debt to Verde assumed by buyer. The Company also received warrants to acquire up to 50% of the buyer for $1, exercisable beginning two years from close though five years after the note is paid in full. The warrants would be forfeited in the event that the $12 million note is repaid


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in full  within one year.  The  percentage  of the buyer  purchasable  under the warrants would be reduced to 25% if the note were reduced to $4 million within two years and to 10% if the warrant were paid in full within two years.

The transaction was approved by a Special Transaction Committee of the Board of Directors made up of independent directors, which received a fairness opinion from an investment banking firm that the transaction was financially fair to Ugly Duckling. Commented Mr. Sullivan, "We had previously tried to market CDF to third parties with no luck. Fortunately, Ernie was very interested in this business and made an offer to purchase it on terms that were satisfactory. I really feel like this is a win/win transaction. I believe that CDF will do better with the focus and attention it will get as a separate company, while I am confident that it is in the best interests of Ugly Duckling to get our capital out of CDF and focus on our core business."

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest and fastest growing operator of used car dealerships focused exclusively on the sub-prime market.

                                      *****
This news release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of n1995. Forward-looking statements are often characterized by the words "believes," "estimates," "projects," "expects" or similar expressions. Forward-looking statements in this release relate, among other matters, to growth potential in the Company's core business. Factors that could cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of the Company's car sales strategies or marketing campaigns; any inability of the Company to finance its operations in light of a tight credit market for the sub-prime industry and any deterioration in the used-car finance industry or increased competition in the used-car sales and finance industry. Other factors are detailed in the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That May Affect Future Results d Financial Condition" and "Factors That May Affect Future Stock performance" in Ugly Duckling's most recent reports on Form 10-K and Form 10Q (including Exhibit 99 to any such Form 10-Q), and elsewhere in Ugly Duckling's Securities and Exchange Commission filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release. References to Ugly Duckling as the largest and fastest-growing operator of used-car dealerships focused exclusively on the sub-prime market is management's belief based upon its knowledge of the industry and not on any current independent third-party study.

         For additional information on Ugly Duckling Corporation, via fax at no charge, call 800/PRO-INFO and enter ticker symbol UGLY or visit the Company's web-site at
                             WWW.UGLYDUCKLING.COM.

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